Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated May 2, 2023 with respect to the audited financial statements of Prospect Energy Holdings Corp. (the “Company”) as of March 31, 2023 and the related statements of operations, changes in stockholders’ deficit and cash flows for the period from February 13, 2023 (inception) through March 31, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
May 2, 2023